Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

    THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (this “Agreement”), dated and effective as of June 25, 2024 (the “Effective Date”), is by and among Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”), Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (“BKRF”), Sustainable Oils, Inc., a Delaware corporation (“SusOils,” and collectively with the Company, BKRF, and the Company’s direct and indirect subsidiaries, the “Company Parties”), ExxonMobil Renewables LLC (“ExxonMobil Renewables”) and ExxonMobil Oil Corporation (“EMOC,” and collectively with ExxonMobil Renewables, “ExxonMobil”). Each of the Company, BKRF, SusOils and ExxonMobil may be referred to hereinafter as a “Party” and collectively as the “Parties.”

RECITALS

    WHEREAS, on April 10, 2019, EMOC and GCE Holdings Acquisitions, LLC, a subsidiary of the Company and predecessor in interest to BKRF, entered into a Product Off-take Agreement (as amended, the “POA”), pursuant to which, among other things, EMOC agreed to purchase a committed volume of renewable diesel from BKRF during the term of the POA;

WHEREAS, on May 4, 2020, BKRF OCB, LLC, as borrower, BKRF OCP, LLC, as pledgor and BKRF, each of which are indirect subsidiaries of the Company, entered into that certain Credit Agreement (as amended or refinanced from time to time, the “OpCo Credit Agreement”) to finance the conversion of an existing refinery in Bakersfield, California into a renewable fuels facility (with such conversion being referred to herein as the “Project”);

WHEREAS, on April 21, 2021, EMOC and BKRF entered into that certain Term Purchase Agreement (“TPA”) whereby EMOC had the right to purchase the remaining renewable diesel production not covered by the POA from BKRF;

WHEREAS, on February 23, 2022, ExxonMobil Renewables, an affiliate of EMOC, acquired 125,000 shares of the Company’s Series C Preferred Stock (“Series C Preferred”) pursuant to that certain Certificate of Designations of Series C Preferred Stock of Global Clean Energy Holdings, Inc. (“COD”) dated as of February 23, 2023, and warrants to purchase common stock of the Company and its wholly owned subsidiary SusOils, pursuant to that Securities Purchase Agreement, dated February 2, 2022 contemporaneously with certain other agreements entered into between the Company Parties and ExxonMobil, including the Equity Side Letter and ROFR Agreement (each as defined in Annex I), as well as certain amendments to the POA and TPA;

    WHEREAS, on August 5, 2022, the Parties entered into a series of transactions pursuant to which, among other things, and subject to the terms and conditions set forth therein, ExxonMobil Renewables acquired additional warrants to purchase shares of the Company’s common stock, and ExxonMobil, the Company and BKRF amended certain terms of the POA and the TPA, all pursuant to that certain Transaction Agreement, dated as of August 5, 2022, by and among the Company, EMOC and ExxonMobil Renewables, and the Company, and in connection therewith the OpCo Credit Agreement was amended;

    WHEREAS, subsequent to August 5, 2022, certain disputes arose between ExxonMobil and the Company in relation to the POA and other commercial agreements, and the Series C Preferred, including

ExxonMobil’s claim (i) that the POA was properly terminated by EMOC on or before July 1, 2023, (ii) that the Company has breached the terms and conditions of the POA and COD, and (iii) that ExxonMobil has not been properly afforded the right to any rights of first refusal under the Equity Side Letter and the ROFR Agreement;

WHEREAS, ExxonMobil Renewables filed a complaint against the Company in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), captioned ExxonMobil Renewables LLC v. Global Clean Energy Holdings, Inc., C.A. No. 2023-0260-PAF, seeking to compel inspection of the Company’s books and records under Section 220 of the Delaware General Corporation Law (the “Section 220 Action”), which is currently pending with the Delaware Chancery Court;

WHEREAS, the Company disputes, among other things, (i) ExxonMobil’s position that the POA has been terminated, (ii) ExxonMobil’s allegations that the Company has breached the COD, the Equity Side Letter and ROFR Agreement, or other commercial agreements between the Parties, and (iii) that ExxonMobil is entitled to the books and records subject to the Section 220 Action that were withheld on the basis of privilege as against ExxonMobil; and

    WHEREAS, each of the Parties now desires to enter into this Agreement in order to provide for the covenants and agreements set forth herein, including to resolve now and forever (subject to the terms hereof) all disputes between them with regard to the POA, the Series C Preferred, the Section 220 Action and any other agreement and commercial arrangement entered into between the Parties prior to the Effective Date concerning the Project, including any agreement and commercial arrangement described in Annex I hereto.

    NOW, THEREFORE, in consideration of the foregoing premises and of the following representations, warranties, covenants and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby covenant and agree as follows:

AGREEMENT

1.Settlement Payment. In consideration for this Agreement and the covenants set forth herein, the Company agrees to pay, or cause to be paid to, ExxonMobil on the Effective Date (i) a single payment of eighteen million dollars ($18,000,000.00) plus (ii) $263,086.12, which represents the full amount due and owing (including accrued interest) to ExxonMobil Product Solutions Company, a division of Exxon Mobil Corporation, as of the effective date under that certain Master Secondment Agreement, dated as of June 30, 2022 and related agreement to second Dale Feazell to BKRF (collectively, the “Settlement Payment”), in U.S. dollars by wire transfer of immediately available funds to the following account (the “ExxonMobil Account”):

Account Name: ***
Bank Name: ***
Bank Address: ***
Acct #: ***
Routing: ***
Swift Code: ***

2.Cancellation of Series C Preferred; Equity Side Letter; Warrants; Registration Rights Agreement.

Subject to Section 7:

(a)Series C Preferred. The Parties hereby acknowledge and agree that all 125,000 shares of Series C Preferred beneficially and legally owned by ExxonMobil Renewables shall be immediately and automatically cancelled as of the Effective Date, without payment of any additional consideration therefor (the “Cancelled Series C Shares”). ExxonMobil Renewables agrees to promptly, and in any event within ten (10) business days following the Effective Date (or such longer period as may be required to obtain a medallion guarantee, if a medallion guarantee is required), deliver a duly executed transfer instrument to effect the transfer of the Shares back to the Company (or surrender the stock certificate(s) representing the Cancelled Series C Shares (if the Shares are evidenced by stock certificates)) to the Company, duly endorsed and medallion guaranteed (if required), and hereby agrees that the Cancelled Series C Shares shall be returned to the Company’s registrar and transfer agent for cancellation. For purposes of clarity, all rights granted to ExxonMobil Renewables pursuant to the terms of the Series C Preferred shall immediately terminate as of the Effective Date, and ExxonMobil Renewables shall not be entitled to the payment of any accrued or unpaid dividends in respect thereof. In furtherance thereof, ExxonMobil Renewables shall take all necessary steps to cause each of its Preferred Directors and Preferred Committee Observers (each as defined in the Certificate of Designation of Series C Preferred Stock) to resign from the Company’s board of directors (and each committee thereof), effective as of the Effective Date.

(b)Equity Side Letter. The Parties hereby acknowledge and agree that all rights granted to ExxonMobil Renewables to purchase equity securities of the Company and its subsidiaries under that certain Letter Agreement, dated February 23, 2022, by and between the Company and ExxonMobil Renewables (the “Equity Side Letter”) shall be immediately and automatically terminated as of the Effective Date, without payment of any additional consideration therefor. ExxonMobil Renewables attests that it has not exercised any rights of first refusal under the Equity Side Letter. Without limiting the generality of the preceding, following the Effective Date neither ExxonMobil Renewables nor any of its affiliates shall have any surviving rights under the Equity Side Letter, and no equity interest (or rights to purchase equity interest) in the Company or its subsidiaries whatsoever solely by virtue of the Equity Side Letter.

(c)Warrants; Registration Rights Agreement. The Parties hereby acknowledge and agree that those certain warrants represented by Warrant Certificate Nos. “GCEH-001,” “GCEH II-001,” “SUSO-001,” and “GCEH-027” (collectively, the “Warrants”) and that certain Registration Rights Agreement, dated as of August 5, 2022, by and between the Company and ExxonMobil Renewables shall be immediately and automatically terminated as of the Effective Date, without payment of any additional consideration therefor. Without limiting the generality of the preceding, following the Effective Date, neither ExxonMobil Renewables nor any of its affiliates shall have any surviving rights under the Warrants, and no equity interest (or rights to purchase equity interest) in the Company or its subsidiaries whatsoever solely by virtue of the Warrants. ExxonMobil further authorizes the Company to file a post-effective amendment to Registration Statement no. 333-267656 (or a separate registration statement or supplement thereto) to remove ExxonMobil as a selling shareholder thereunder.

3.Termination of Agreements and Commercial Arrangements. Without limitation to the covenants and agreements in Section 2, the Parties hereby acknowledge and agree that, to the extent not already terminated prior to the Effective Date, each of the agreements and other commercial arrangements set forth on Annex I hereto shall be terminated and of no further force and effect as of the Effective Date, without payment of any additional consideration therefor.

4.Mutual Release; Discontinuance of Litigation; Covenant Not to Sue.

(a)ExxonMobil Release. Effective as of the Effective Date, and subject to Section 7, ExxonMobil, on behalf of itself and all of its past, present and future affiliates, subsidiaries, parents and acquirers (each past, present or future entity, an “ExxonMobil Related Entity”) and ExxonMobil’s and the ExxonMobil Related Entities’ respective past, present and future successors, assigns, heirs, legatees, administrators, executors, legal and personal representatives, estates, equity holders, partners, members, officers, directors, managers, representatives, attorneys, employees, and agents, in their respective capacities as such, and any other persons or entities who could claim through or on behalf of ExxonMobil (each, an “ExxonMobil Releasing Party”), subject to the terms and conditions set forth herein and in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by ExxonMobil on behalf of all of the ExxonMobil Releasing Parties, fully, finally and unconditionally releases, acquits and forever discharges the Company Parties and all of their past, present and future affiliates, subsidiaries, parents and acquirers (each past, present or future entity, a “Company Related Entity”) and the Company Parties’ and the Company Related Entities’ respective past, present and future successors, assigns, equity holders, partners, members, officers, directors, managers, representatives, attorneys, employees and agents in their capacities as such (collectively, the “Company Released Parties”), from any and all past or present actions, causes of action, claims, counterclaims, demands, suits, rights, losses, liabilities, damages, bonds, bills, covenants, contracts, controversies, debts, dues, omissions, promises, variances, trespasses, judgments, executions, costs, expenses, and compensation or other relief of any kind or nature, whether known or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted or otherwise, whether arising under federal, state, local or foreign statute, law, rule, regulation or common law or in equity (collectively, “Claims”), which each such ExxonMobil Releasing Party ever had or now has from the beginning of time through the Effective Date arising out of or relating to the Project, any assistance or collaboration related to the Project, camelina or cover crops, the agreements and commercial arrangements described in Annex I, and the Section 220 Action (each such Claim, an “ExxonMobil Released Claim” and such releases, the “ExxonMobil Releases”); provided that any claim to enforce this Agreement, and any right of ExxonMobil arising under this Agreement or otherwise preserved in accordance with the terms of this Agreement, shall not be an ExxonMobil Released Claim.

(b)Company Release. Effective as of the Effective Date, each of the Company, BKRF and SusOils, in each case, on behalf of themselves and the Company Related Entities and the Company’s, BKRF’s, SusOils’s and the Company Related Entities’ respective past, present and future successors, assigns, heirs, legatees, administrators, executors, legal and personal representatives, estates, equity holders, partners, members, officers, directors, managers, representatives, attorneys, employees, and agents, in their respective capacities as such, and any other persons or entities who could claim through or on behalf of the Company, BKRF or SusOils (each, a “Company Releasing Party” and, together with the ExxonMobil Releasing Parties, the “Releasing Parties”), subject to the terms and conditions set forth herein and in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company on behalf of all of the Company Releasing Parties, fully, finally and unconditionally releases, acquits and forever discharges ExxonMobil and all of the ExxonMobil Related Entities and ExxonMobil’s and the ExxonMobil Related Entities’ respective past, present and future successors, assigns, equity holders, partners, members, officers, directors, managers, representatives, attorneys, employees and agents in their capacities as such (collectively, the “ExxonMobil Released Parties” and, together with the Company Released Parties, the “Released

Parties”), from any and all past or present Claims, which each such Company Releasing Party ever had or now has from the beginning of time through the Effective Date, arising out of or relating to the Project, any assistance or collaboration related to the Project, camelina, or cover crops, the agreements and commercial arrangements described in Annex I, and the Section 220 Action (each such Claim, a “Company Released Claim” and, together with the ExxonMobil Released Claims, the “Released Claims” and such releases, together with the ExxonMobil Releases, the “Releases”); provided that any claim to enforce this Agreement, and any right of the Company Parties arising under this Agreement or otherwise preserved in accordance with the terms of this Agreement, shall not be a Company Released Claim.

(c)Discontinuance of Litigation. On the Effective Date, subject to ExxonMobil’s receipt of the Settlement Payment, the Parties will file with the Delaware Chancery Court a stipulation, joint motion, or similar document requesting dismissal of the Section 220 Action with prejudice. The Parties agree to cooperate and take all steps necessary to cause the Section 220 Action to be dismissed with prejudice in accordance with this paragraph. With respect to the Section 220 Action, each Party agrees to bear its own costs and fees and not to seek any fees or other award of costs against the other Party.

(d)Covenant Not to Sue. Effective as of the Effective Date, and subject to Section 7, no Releasing Party will ever bring (or cause to be brought) and will not permit any other Releasing Party that it controls to bring, any action with respect to, or assert, any Released Claim, directly or indirectly, against any Released Party regarding the Released Claims being released herein.

5.Scope of Release and Discharge. Each Party, on behalf of itself and each of its respective Releasing Parties, acknowledges and agrees that it may be unaware of or may discover facts in addition to or different from those which it now knows, anticipates or believes to be true related to or concerning the Released Claims. Each Party knows that such presently unknown or unappreciated facts could materially affect the claims or defenses applicable to the Released Claims. It is nonetheless the intent of each of the Parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the Releases shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claims or facts. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any foreign or other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the Parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the Parties might have affected the Parties’ settlement. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code (and each other relevant state’s or other jurisdiction’s counterpart thereto), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties acknowledge and agree that the inclusion of this Section 5 was separately bargained for and is a key element inducing them to enter into this Agreement, subject to the provisions of Section 4 of this Agreement.

6.Representations and Warranties of the Parties. Each Party hereby makes the following representations and warranties to the other Party:

(a)Authorization; Enforceability. Such Party has the full right, power and authority to execute and deliver this Agreement and perform such Party’s obligations hereunder. The execution, delivery and performance by such Party of this Agreement has been duly and properly authorized by all requisite action in accordance with applicable laws and the governing documents of such Party. This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors’ rights or relief of debtors generally.

(b)No Consents; No Conflicts. Such Party represents that no consent, authorization, order or approval of, filing or registration with, or notice to, any governmental authority or any person or entity is required by such Party for the consummation of the transactions contemplated hereby. Such Party further represents that neither the execution and delivery of this Agreement by such Party, nor the performance by such Party of the transactions contemplated hereby: (i) violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the governing documents of such Party; (ii) violate or conflict with or result in a breach of any law; (iii) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release either party thereto from any material obligation under, any permit, contract, commitment, purchase order, mortgage, instrument, indenture, sales order, license, lease or other agreement or arrangement, whether written or oral, in each case which is legally binding, and to which such Party is a party or by which such Party is, or any of such Party’s assets are, bound; or (iv) result in the creation or imposition of any lien upon any property or assets of such Party.

(c)Organization; Power and Authority. Such Party represents that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation. Such Party has full power and authority to carry on its business as conducted by it and to own, lease or license, and operate the properties and assets it now owns or holds and operates.

(d)No Assigned Claims. Such Party has not assigned any Released Claim to any third parties.

7.Avoidance Actions. Notwithstanding anything else contained in this Agreement, if any of the Company Parties’ obligations under this Agreement are avoided or rescinded for any reason (including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code), or if ExxonMobil is required to return, disgorge, or otherwise remit any of the Settlement Payment, in either case, by a court of law, (a) the Releases and Section 4(d) shall be void ab initio and any Party may bring a claim, action, or proceeding against the other Parties for the Claims that would otherwise be covered by the Releases, and including, for the avoidance of doubt, any claim for the Settlement Payment due hereunder, and (b) each of the following shall be reinstated in full force and effect unless and until the full Settlement Payment is recovered by ExxonMobil: (i) the Series C Preferred, (ii) ExxonMobil Renewables’ rights under the COD, the Equity Side Letter and the Registration Rights Agreement, and (iii) the Warrants, in each case as if this Agreement had never been entered into, and the Company Parties shall enter into any agreements and documents and take such actions (in each case, at the Company Parties’ expense) as may be reasonably requested by ExxonMobil to implement and evidence the foregoing. The Parties further agree that, if their obligations under this Agreement are avoided or rescinded for any reason such that ExxonMobil’s rights under Section 7(b) herein are triggered, ExxonMobil has the right to refile the Section 220 Action as if this

Agreement had never been entered into, the parties to the Section 220 Action will be returned to the same positions in connection with the Section 220 Action that they were in immediately prior to the execution of this Agreement, and the Company Parties waive as a defense any argument that the prior dismissal of the Section 220 Action pursuant to this Agreement precludes ExxonMobil from refiling the Section 220 Action.

8.No Admission of Liability. Neither the execution of this Agreement nor compliance with any of its terms is intended to constitute, nor shall it constitute, an admission of fault or liability by any Party with respect to any matter set forth in this Agreement or otherwise.

9.Confidentiality. The terms of this Agreement are confidential and shall not be disclosed to any other person or entity (including any other holders of the Company’s securities), except to the extent that any Party determines that it must disclose information reflected in this Agreement: (i) to its auditors, accountants, advisors, insurers, parent corporation, or attorneys; (ii) to comply with legal and regulatory obligations, including such obligations arising under the Securities Exchange Act of 1934, as amended, and other applicable securities laws; (iii) to enforce this Agreement and/or (iv) to the secured lenders of BKRF or SusOils. To the extent any Party discloses the terms of this Agreement pursuant to clause (ii) hereof, it shall provide the other Parties with prior written notice thereof promptly following its determination that such disclosure is required.

10.Amendments; Waiver. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and signed by each Party. No waiver by a Party of any of the provisions hereof shall be effective unless set forth in a writing executed by the Party so waiving. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the specific subject matter hereof, and supersedes any and all prior agreements and understandings relating to the specific subject matter of this Agreement. No statement, promise, representation or warranty other than those expressly stated in this Agreement has been made by any Party as an inducement to any other Party to enter into this Agreement, and each Party specifically disclaims reliance on any statement, promise, representation or warranty that is not expressly stated in this Agreement.

12.Further Assurances. Each of the Parties covenants that it will execute and deliver such documents and take such actions after the Effective Date as may be necessary (and, except as otherwise set forth in this Agreement, at the requesting Party’s expense) to make more fully effective the consummation of the transactions contemplated hereby, and agrees that it will not, either directly or indirectly, take any action that would interfere with the performance of this Agreement by the other Party, or which would adversely affect any of the rights provided for herein.

13.Severability. Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement, and the provision in question shall be modified as required to comply with the law while effectuating, to the greatest extent possible, the intent of the Parties as reflected in the original language.

14.Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing addressed to the respective Party at its address as set forth on the signature page hereto and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the third (3rd) business day after the date of mailing if mailed by certified or registered mail with postage prepaid, (iii) on the first (1st) business day after the date of mailing if sent by reputable overnight courier for overnight delivery or (iv) on the date of delivery if sent by e-mail, with receipt of confirmation that such transmission has been received; provided that in the case of clauses (i), (ii) and (iii), a copy of such notice, request, demand or other communication must also be provided via email to the recipient.

15.Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “amended” when used herein shall be deemed in each case to mean “as amended, modified and supplemented from time to time.” Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder,” “herewith” and derivative or similar words refer to this entire Agreement. In addition, the Parties agree that ExxonMobil, on one hand, and the Company and its subsidiaries, on the other hand, shall not be “affiliates” for any purposes under this Agreement.

16.Governing Law; Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to principles of conflicts of law. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of each of the state courts of the state of Delaware or of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement. The Parties agree to accept service of process in accordance with the notice provisions set forth in Section 14.

17.Waiver of Jury Trial. EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

18.Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or both Parties, and an executed copy of this Agreement may be delivered by one or both Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, each Party agrees to execute an original of this Agreement as well as any facsimile or other reproduction thereof. The Parties hereby agree that they shall not raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of a Party can be seen, as a defense to the formation of this Agreement.

19.Specific Performance. The Parties agree that ExxonMobil is entitled to seek an order specifically enforcing the performance of the Company Parties’ obligations under Section 7 of this Agreement. The Company Parties agree that they waive any right or ability to argue or otherwise raise as a defense that monetary damages are an adequate remedy to compensate ExxonMobil for any breach of such Company Party’s obligations, as applicable, under Section 7 of this Agreement.

20.Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same Agreement.

[Signature Page Follows]

    IN WITNESS WHEREOF, each of the Parties has, by its duly authorized representative, caused this Settlement and Mutual Release Agreement to be executed as of the first date written above.

GLOBAL CLEAN ENERGY HOLDINGS, INC.	EXXONMOBIL OIL CORPORATION

By:/s/Noah Verleun
Name: Noah Verleun
Title: President & Chief Executive Officer (int.)

Address: c/o Global Clean Energy Holdings
Inc.
6451 Rosedale Hwy
Bakersfield, CA 93308

Email: noah.verleun@gceholdings.com
By:/s/ Neil Hansen Name:Neil Hansen Title:Attorney in Fact Address:22777 Springwood Village Parkway Spring, TX 77389 Email:neil.a.hansen@exxonmobil.com
BAKERSFIELD RENEWABLE FUELS, LLC	EXXONMOBIL RENEWABLES LLC
By:/s/ Noah Verleun Name:Noah Verleun Title:President Address: Address: c/o Global Clean Energy Holdings Inc. 6451 Rosedale Hwy Bakersfield, CA 93308 Email: noah.verleun@gceholdings.com	By:/s/ Stephen Papaleo Name:Stephen Papaleo Title:Director Address: 22777 Springwood Village Parkway Spring, TX 77389 Email:stephen.j.papaleo@exxonmobil.come
SUSTAINABLE OILS, INC.
By:/s/ Noah Verleun Name:Noah Verleun Title:President Address: Address: c/o Global Clean Energy Holdings Inc. 6451 Rosedale Hwy Bakersfield, CA 93308 Email: noah.verleun@gceholdings.com

[Signature Page to Settlement and Mutual Release Agreement]

        ANNEX I

AGREEMENTS AND COMMERCIAL ARRANGEMENTS

1.Product Off-take Agreement, dated April 10, 2019, by and between Bakersfield Renewable Fuels, LLC (as assignee of GCE Holdings Acquisitions, LLC), a Delaware limited liability company, and ExxonMobil Oil Corporation, as amended by the Amendment and Waiver Letter Agreement (to Product Off-take Agreement), dated March 31, 2020, Amendment No. 2 to Product Off-take Agreement, dated February 23, 2022 and Amendment No. 3 to Product Off-take Agreement, dated August 5, 2022.
2.Term Purchase Agreement, dated April 20, 2021, is made by and between Bakersfield Renewable Fuels, LLC, and ExxonMobil Oil Corporation, as amended by Amendment No. 1 to Term Purchase Agreement, dated February 23, 2022, and Amendment No. 2 to Term Purchase Agreement, dated August 5, 2022.
3.Securities Purchase Agreement dated February 2, 2022, by and among Global Clean Energy Holdings, Inc., ExxonMobil Renewables, LLC and the other purchasers party thereto.
4.Certificate Of Designations of Series C Preferred Stock of Global Clean Energy Holdings, Inc., effective February 23, 2022.
5.Warrant Certificate No. GCEH-001, issued on February 23, 2022 to ExxonMobil Renewables LLC for the purchase of 13,530,723 shares of Global Clean Energy Holdings, Inc. common stock.
6.Warrant Certificate No. GCEH II-001, issued on February 23, 2022 to ExxonMobil Renewables LLC for the purchase of 6,500,000 shares of Global Clean Energy Holdings, Inc. common stock.
7.Warrant Certificate No. SUSO-001, issued on February 23, 2022 to ExxonMobil Renewables LLC for the purchase of 19,701,493 shares of Sustainable Oils, Inc. common stock.
8.Letter Agreement, dated February 23, 2022, by and between Global Clean Energy Holdings, Inc. and ExxonMobil Renewables LLC relating to equity rights of first refusal (“Equity Side Letter”).
9.Side Letter regarding Procurement Costs Amendments, dated February 23, 2022, by and among Bakersfield Renewable Fuels, LLC and ExxonMobil Oil Corporation.
10.Right of First Refusal Agreement, dated February 23, 2022, by and between ExxonMobil Oil Company, Sustainable Oils, Inc. and Global Clean Energy Holdings, Inc. (“ROFR Agreement”)
11.Transaction Agreement, dated as of August 5, 2022, by and among Global Clean Energy Holdings, Inc., ExxonMobil Oil Corporation and ExxonMobil Renewables LLC.
12.Warrant Certificate No. GCEH-027, issued on August 5, 2022 to ExxonMobil Renewables LLC for the purchase of 2,489,643 shares of Global Clean Energy Holdings, Inc. common stock.
13.Registration Rights Agreement, dated as of August 5, 2022, by and between Global Clean Energy Holdings, Inc. and ExxonMobil Renewables LLC.
14.Omnibus Warrant Amendment, dated as of August 5, 2022, by and among Sustainable Oils, Inc., Global Clean Energy Holdings, Inc. and ExxonMobil Renewables, LLC.
Annex I-1

15.Technical Assistance Agreement, dated effective as of July 1, 2022, between ExxonMobil Catalysts and Licensing LLC (an affiliate of ExxonMobil Oil Corporation) and BKRF Renewable Fuels, LLC.
16.Master Secondment Agreement, dated effective as of June 30, 2022, by and between ExxonMobil Product Solutions Company, a division of Exxon Mobil Corporation, and Bakersfield Renewable Fuels, LLC.
17.To the extent not described in this Annex I, all confidentiality and non-disclosure agreements.

Annex I-2